Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

May 27, 2011

Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Aon Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the prospectus supplement, dated May 24, 2011 (the “Prospectus Supplement”), relating to the issuance of certain senior unsecured debt securities.

In connection with this opinion letter, we have reviewed the Company’s Registration Statement on Form S-3 (Registration No. 333-159841), filed with the Commission, which includes the Prospectus Supplement, and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.  Our opinion is based solely upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

Based upon and subject to the foregoing, the statements made in the Prospectus Supplement under the heading “Certain United States Federal Income Tax Consequences,” to the extent that such statements purport to describe matters of United States federal income tax law, accurately describe such matters in all material respects.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion letter is rendered only as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 8.1 to the Company’s Current Report on Form 8-K dated May 27, 2011.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP